UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

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     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials


                            THE FORTRESS GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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SEC 1913 (3-99)

                                [FORTRESS LOGO]

                            THE FORTRESS GROUP, INC.
            1650 Tysons Boulevard, Suite 600, McLean, Virginia 22102
                              --------------------

                    Notice of Annual Meeting of Stockholders
                      To Be Held on Wednesday, May 24, 2000
                              --------------------

         The Annual Meeting of Stockholders of The Fortress Group, Inc. will be held on May 24, 2000 at the Ritz-Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia, 22102, at 8:30 a.m., local time, to consider and act upon the following matters:

         1.  To elect five directors to serve for the ensuing year.

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on April 14, 2000 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

         All stockholders are cordially invited to attend the meeting.

                                            By Order of the Board of Directors,



                                            GEORGE C. YEONAS, President
                                            and Chief Executive Officer


McLean, Virginia
April 21, 2000

         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FOLLOW
            THE INSTRUCTIONS ON THE ENCLOSED PROXY IN ORDER TO ENSURE
                  REPRESENTATION OF YOUR SHARES AT THE MEETING.

                            THE FORTRESS GROUP, INC.
                        1650 Tysons Boulevard, Suite 600
                             McLean, Virginia 22102

                              --------------------

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 24, 2000

General Information

         The Annual Meeting of Stockholders of The Fortress Group, Inc. (the "Company" or "Fortress") will be held at the Ritz-Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia, 22102, on Wednesday, May 24, 2000 at 8:30 a.m., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Annual Meeting"). The approximate mailing date for this proxy statement and proxy is April 24, 2000.

         It is important that your shares be represented at the meeting. If it is impossible for you to attend the meeting, please sign and date the enclosed proxy and return it in the envelope provided. The proxy is solicited by the Board of Directors of the Company (the "Board"). Shares represented by valid proxies in the enclosed form will be voted if received in time for the Annual Meeting. Solicitations of proxies may include requests by mail and personal contact by its directors, officers and employees. Expenses in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals. The giving of the enclosed proxy does not preclude the right to vote in person at the meeting, should the stockholder giving the proxy so desire. Any person giving a proxy has the power to revoke it any time before it is voted. The proxy may be revoked at any time prior to its exercise by notice of revocation in writing sent to the Secretary of the Company, by presenting to the Company a later-dated proxy card executed by the person executing the prior proxy card or by attending the meeting and voting in person.

         Shares of the Company's Common Stock, $.01 par value (the "Common Stock"), represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the choices specified in the proxies. Abstentions and broker non-votes (proxies that indicate that brokers or nominees have not received instructions from the beneficial owner of shares) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulating the total number of votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining the total number of votes cast.

Voting Securities and Principal Holders

         Holders of record of shares of Common Stock at the close of business on April 14, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or adjournments of the Annual Meeting. Each share of Common Stock has one vote. On the Record Date, there were issued and outstanding 12,278,097 shares of Common Stock.

         In addition, holders of record of shares of the Company's Class AAA Convertible Preferred Stock, $.01 par value ("Class AAA Preferred Stock"), at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or adjournments of the Annual Meeting. On the Record Date, there were issued and outstanding 28,500 shares of Class AAA Preferred Stock, entitling the holder thereof to cast 4,750,000 votes at the Annual Meeting.

Ownership by Persons Owning More Than Five Percent

         The following table sets forth information with respect to persons known to the Company to be the beneficial owners of more than five percent of the outstanding Common Stock or preferred stock with voting rights and all Directors, nominees, and named Executive Officers, as a group. Other than the Class AAA Preferred Stock held by Prometheus, all of the stock set forth in the table is Common Stock.

                                                                                                     Percent of Voting
Name and Address                                Amount and Nature           Percent of Class           Stock as of
Of Beneficial Owner                          of Beneficial Ownership        As of Record Date          Record Date
-------------------                          -----------------------        -----------------          -----------
Prometheus Homebuilders LLC
30 Rockefeller Plaza, 63rd Floor                     898,845                       7.3%                     5.3%
New York, NY  10020                                   28,500(a)                  100.0%                    27.9%

Robert Short
603 Park Point Drive, Suite 201
Golden, CO  80401                                  1,816,207(b)                   14.8%                    10.7%

J. Christopher Stuhmer
9500 Hillwood Drive, Suite 200
Las Vegas, NV  89134                               1,513,209                      12.3%                     8.9%

David Hutson
3030 Hartley Road, Suite 100
Jacksonville, FL 32223                               614,878                       5.0%                     3.6%
---------------------------
All directors, nominees, and named                 3,468,466(c)                   28.0%                    20.2%
executive officers, as a group.
(9 persons)

(a) 28,500 shares of Class AAA Preferred Stock, having an initial liquidation value of $28,500,000, are issued and outstanding. Such shares entitle Prometheus to cast 4,750,000 votes at the Annual
    Meeting. Subject to the terms and conditions of the amended Stock Purchase Agreement dated as of December 31, 1998 between the Company and Prometheus, Prometheus has also acquired Contingent Warrants, which potentially provide for the issuance of between zero and 23,750,000 shares of Common Stock beginning September 30, 2001.
(b) Of the 1,816,207 shares, Mr. Short's children own 6,000 shares.
(c) Includes 115,750 shares subject to options under the Company's Stock Option Plan.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors, persons who own more than ten percent of a registered class of the Company's equity securities and certain entities associated with the foregoing ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange

Commission (the "SEC"). These Reporting Persons are required by SEC regulation to furnish the Company with copies of all Forms 3, 4, and 5 they file with the SEC. Based solely upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company, all of such forms were filed on a timely basis by reporting persons during 1999 except for the late filing of an initial report on Form 3 by Mr. Giusti and Mr. Shirley and one monthly report on Form 4 representing one transaction by Mr. Fine.


                            I. ELECTION OF DIRECTORS

         The Board consists of five directors who shall be elected annually by the holders of the Common Stock and the Series AAA Preferred Stock (the "Common Directors") and three directors who shall be elected annually by the holders of the Series AAA Preferred Stock (the "Preferred Directors"). The following persons are proposed to be elected as the Common Directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. If any of the nominees for Common Director should become unavailable, it is intended that the shares represented by the proxies will be voted for such substitute nominees as may be nominated by the Board, unless the number of Common Directors is reduced. The Company has no reason to believe, however, that any of the nominees is, or will be, unavailable to serve as a Common Director.

         The following information is furnished with respect to each nominee for election as a Common Director, each Preferred Director, and each executive officer of the Company named in the Summary Compensation Table below.

                                                                                                Percentage of
                                                                                 Shares of       Outstanding
                                                                               Common Stock     Shares of the
                                                                               Beneficially     Common Stock
                                                                                   Owned        Beneficially     Year First
                                             Positions and Offices               As of the     Owned as of the     Became
Name                        Age                With the Company                 Record Date      Record Date     a Director
----                        ---                ----------------                 -----------      -----------    -----------
                                    Nominees for Election as Common Directors

George C. Yeonas             45       Director; Chief Executive Officer            64,300(a)          *             1997

Robert Short                 54       Director; President of The Genesee        1,816,207(b)       14.8%            1996
                                         Company

J. Christopher Stuhmer       43       Director                                  1,513,209          12.3%            1996

Mark L. Fine                 54       Director                                     22,000(c)          *             1996

William A. Shutzer           53       Director                                     17,000(d)          *             1996

                                             Preferred Directors (e)

Sandra A. Lamb               55       Director                                                        *             1999
Linda H. Lewis               32       Director                                        500(f)          *             1999

                                            Other Executive Officers

Paul Giusti                  42       Chief Operating Officer                      23,750(g)          *
Jeffrey W. Shirley           41       Chief Financial Officer                      11,500(h)          *

---------------------------
*   Less than 1%

(a) Includes 62,500 shares that Mr. Yeonas has the right to acquire pursuant to the Company's Stock Option Plan.
(b) Includes 6,000 that are owed by Mr. Short's children.
(c) Includes 12,000 shares that Mr. Fine has the right to acquire pursuant to the Company's Stock Option Plan.
(d) Includes 12,000 shares that Mr. Shutzer has the right to acquire pursuant to the Company's Stock Option Plan.
(e) Currently one Preferred Director position is vacant. Pursuant to the terms of the AAA Preferred Stock only preferred shareholders are entitled to elect a person to fill this position.
(f) Includes 500 shares that Ms. Lewis has the right to acquire pursuant to the Company's Stock Option Plan.
(g) Includes 18,750 shares that Mr. Giusti has the right to acquire pursuant to the Company's Stock Option Plan.
(h) Includes 10,000 shares that Mr. Shirley has the right to acquire pursuant to the Company's Stock Option Plan.

Other Information Relating To Directors

         The following is a brief description of the business experience during the last five years of each of the Common Directors standing for election and each of the Preferred Directors.

         Mr. Yeonas is President and CEO of the Company. He joined the Company as Chief Operating Officer in August 1997 and was named its President in August 1998 and CEO in March 1999. Mr. Yeonas has over 20 years in the homebuilding industry. Prior to joining Fortress, Mr. Yeonas served for seven years as Vice President and General Manager of the Arvida Company's South Florida division. Prior to joining Arvida, Mr. Yeonas served as Vice President of Development for NVR in Washington, DC, and as Divisional Partner for Trammell Crow in Tampa, Florida.

         Mr. Short became a director of the Company in March 1996 and has served as the President and Chief Executive Officer of the Company's subsidiary, The Genesee Company since 1980.

     Mr. Stuhmer became a director of the Company in March 1996 and served as the President of the Company's subsidiary, Christopher Homes, Inc., from 1987 until January 2000. He is currently President of J. Christopher Stuhmer, Inc., a development company.

         Mr. Fine became a director for the Company in April 1996 and currently is the President of Mark L. Fine & Associates, a development company formed in June 1994. Mr. Fine has more than 20 years of experience in the building industry and led the development of Las Vegas' two largest master-planned communities. From June 1990 to June 1994, Mr. Fine served as the President of Summerlin, a division of Howard Hughes Corporation.

         Mr. Shutzer is a Partner of Thomas Weisel Partners. Mr. Shutzer was Executive Vice President of Furman-Selz, an investment bank, from March 1994 to March 1996. He served as President from April 1996 to September 1997, and as Chairman, from October 1997 to August 1999, of the investment banking group of ING Furman-Selz. Prior to that, Mr. Shutzer was employed at the investment bank, Lehman Brothers, from August 1972 to February 1994, most recently as a Managing Director. He also serves on the Board of Directors of Tiffany & Company and Internet.com, Inc. and on the Advisory Board of E&J Gallo Winery.

     Ms. Lewis is a Portfolio Manager for Lazard Freres Real Estate Investors ("LFREI"). She joined LFREI in 1998 from Security Capital Group, a global real estate research and investment firm, where she worked on corporate finance and strategy related issues, including asset repositioning, corporate restructuring, and new investments. Prior to this Ms. Lewis received a Masters Degree in Management from the J.L. Kellogg Graduate School of Management. Previously, Ms. Lewis was with the Prudential Realty Group in the Equity Investment and Development Division, where she was responsible for the financial analysis of a $1.5 billion diversified real estate portfolio.

         Ms. Lamb is a Director of Lazard Freres & Co. LLC, the private investment bank and global financial services firm ("Lazard"). Ms. Lamb joined Lazard in 1983 and is a member of its Banking Department in New York City. She advises clients on mergers and acquisitions, corporate financial matters and complex financial restructurings. Prior to joining Lazard, Ms. Lamb was an officer at an institutional investor specializing in private placement investments.

Committees of the Board

   Audit Committee

         The Audit Committee is responsible for assuring the accuracy and consistency of financial reporting and accounting practices by the Company and its subsidiaries. The Audit Committee is responsible for (i) retaining, and evaluating the performance of, the Company's independent auditors; (ii) approving the Company's annual audit plan; (iii) reviewing reports of the independent auditors concerning the adequacy of financial controls, responsiveness of management, quality of systems and other related subjects;
(iv) monitoring compliance with the Company's policies and procedures; and (v) when requested, reviewing proposed transactions between the Company and its "affiliates" (e.g., officers, directors and significant stockholders) to determine the fairness and reasonableness of the transactions.

   Compensation Committee

         The Compensation Committee is responsible for the oversight and administration of the Company's executive compensation structure and is responsible for (i) establishing the overall compensation policies for the Company; (ii) determining the compensation of the Company's senior executives;
(iii) approving the Company's Incentive Compensation Plan and all other long- or short-term incentive compensation plans; (iv) assuring that the Company's compensation plans and policies are competitive with the market and in compliance with applicable SEC and Internal Revenue Service regulations; and (v) reporting on the Company's compensation practices in each year's proxy statement.

   Nominating Committee

         The Nominating Committee is responsible for recruiting and nominating candidates for the Board as well as re-nominating existing directors. Prior to each annual meeting of stockholders, the Nominating Committee reports to the Board regarding its nominees and the background and an evaluation of each candidate. The Committee may also advise the Board with respect to matters of Company philosophy, diversity, composition and related matters. The Nominating Committee will consider nominees for Common Directors recommended by stockholders. Recommendations by stockholders should be submitted to the Company's secretary and should identify the recommended nominee by name and provide detailed background information. Recommendations received by December 31, 2000 will be considered by the Nominating Committee for nomination at the 2001 annual meeting of stockholders.

   Committee Members

         The current members of the above-referenced committees are (a) Audit Committee - Messrs. Fine and Shutzer and Ms. Lamb; (b) Compensation Committee - Messrs. Shutzer and Fine; and Ms. Lewis; and (c) Nominating Committee -
Messrs. Shutzer and Yeonas. Committee membership is determined on an annual basis.

Stockholders' Agreement

         In connection with the initial public offering certain pre-initial public offering stockholders entered into a Stockholders' Agreement which, as amended (the "Stockholders' Agreement"), affects the manner by which members of the Board are nominated and elected. Pursuant to the Stockholders' Agreement Messrs. Short and Stuhmer have agreed to vote their Common Stock at the Annual Meeting to elect each other to the Board. The Stockholders Agreement expires following the 2000 annual meeting.

                                II. COMPENSATION

Compensation of Executive Officers and Directors

Summary Compensation Table

         The following table sets forth information for the three fiscal years ended December 31, 1999 concerning the compensation of the Company's Chief Executive Officer and each of the Company's other executive officers whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------------
                                                                         Long Term Compensation
                                   ----------------------------- ---------------------------------------
                                       Annual Compensation                Awards              Payouts
                            ---------------------------------------------------------------------------------------------
                                                                  Shares of      Shares        LTIP         All Other
        Name and                                                 Restricted    Underlying     Payouts        Compen-
   Principal Position       Year     Salary ($)      Bonus ($)      Stock     Options (#)       ($)         sation ($)
-------------------------------------------------------------------------------------------------------------------------
George Yeonas,              1999       385,000        262,500        -0-        100,000         -0-            11,520(1)
   President and Chief      1998       350,000        262,500        -0-          -0-           -0-            96,415(2)
   Executive Officer        1997        98,485        150,000        -0-         50,000         -0-              -0-
-------------------------------------------------------------------------------------------------------------------------
Paul A. Giusti,             1999       300,000        125,000        -0-         75,000         -0-            17,455(3)
   Vice President and       1998       250,000          -0-          -0-          -0-           -0-             7,235(3)
   Chief Operating          1997       202,550          -0-          -0-          -0-           -0-              -0-
   Officer
-------------------------------------------------------------------------------------------------------------------------
Jeffrey W. Shirley,         1999       181,844        82,917         -0-          -0-           -0-             2,054(4)
   Vice President and       1998       175,000        87,500         -0-          -0-           -0-            50,000(5)
   Chief Financial          1997       175,000          -0-          -0-          -0-           -0-            16,457(6)
    Officer
-------------------------------------------------------------------------------------------------------------------------

1) Other compensation includes $7,290 associated with replacement of a previously issued stock grant and $4,230 contributed under The Fortress Group, Inc. 401(K) Profit Sharing Plan ("FGPSP").
2) Includes $50,392 in relocation cost reimbursements, $44,423 associated with replacement of a previously issued stock grant, and $1,600 contributed under the FGPSP.
3)  Auto allowance.
4)  Amount contributed under the FGPSP.
5)  Represent forgiveness of debt related to a 1997 moving expense advance.
6)  Represents relocation cost reimbursements.

Stock Options

The Company's Stock Option Plan provides for the grant of options with respect to the Common Stock. The table below sets forth information on option grants in fiscal 1999 to the named executive officers.

                        Option Grants in Last Fiscal Year
                                Percent of Total
                                 Options Granted
                      Options    to Employees in     Exercise     Expiration        Grant Date
Name                Granted (1)    Fiscal Year        Price          Date        Present Value (2)
----                -----------    -----------        -----          ----        -----------------
George C. Yeonas      100,000         55.2%          $1.59375      8/17/09            $96,860
Paul A. Giusti         75,000         41.4%          $1.59375      8/17/09            $72,645

1) Options vest in equal portions on the date of grant and the first, second, and third anniversaries thereof.

2) The grant date present values are calculated based on the Black-Sholes model. The assumptions used in the calculations include an expected volatility of 60%, a risk free rate of return of 5.7%, and a time to exercise of 5.84 years.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

         The following table sets forth information concerning each exercise of stock options during the fiscal year ended December 31, 1999 by each of the Named Executive Officers and the value of unexercised options held by such persons as of December 31, 1999.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES
                                                                  Shares Underlying           Value of Unexercised
                                  Shares                        Unexercised Options at            In-the-Money
                                 Acquired                             FY-End (#)             Options at FY-End ($)
                                    On            Value      -----------------------------   ---------------------
Name                           Exercise (#)   Realized ($)   Exercisable   Unexercisable   Exercisable  Unexercisable
----                           ------------   ------------   -----------   -------------   -----------  -------------
George C. Yeonas                    -0-            -0-          62,500         87,500          -0-           -0-
Paul Giusti                         -0-            -0-          18,750         56,250          -0-           -0-
Jeffrey W. Shirley                  -0-            -0-          10,000          -0-            -0-           -0-

     Employment Agreements

         Mr. Yeonas has an employment agreement with the Company, effective August 11, 1997 and expiring in the year 2000. The agreement automatically renews for successive one-year periods following the initial term, unless either the Company or employee provides written notice of its intent to terminate. The agreement currently provides for various benefits including a base salary of $385,000. The agreement also provides for additional bonus compensation under the Company bonus program, which is tied to operational results.

         Mr. Yeonas may be terminated for "cause" as defined in the agreements or without cause. If terminated for cause, the termination will be effective upon receipt of proper notice by the employee. If Mr. Yeonas is terminated for other than cause, the employee shall be entitled to his base salary for the remainder of the agreement term as well as a pro-rata share of his bonus, as determined by the Board. Additionally, Mr. Yeonas has an agreement entitling him to certain benefits, in the event of a change of control prior to August 17, 2002 that results in either the termination of Mr. Yeonas' employment or his loss of the office of Chief Executive Officer. Under this agreement, unless the Company affords him the same level of cash compensation and incentive opportunities provided to him prior to the change in control, Mr. Yeonas is entitled to severance compensation in a lump sum equal to 1.75 times his then annual salary. In addition, all of his unvested stock options will immediately vest.

         Mr. Giusti has an agreement, effective August 17, 1999, entitling him to certain benefits, in the event of a change of control prior to August 17, 2002 that results in either the termination of Mr. Giusti's employment or his loss of the office of Chief Operating Officer. Under this agreement, unless the Company affords him the same level of cash compensation and incentive opportunities provided to him prior to the change in control, Mr. Guisti is entitled to severance compensation in a lump sum equal to 1.5 times his then annual salary. In addition, all of his unvested stock options will immediately vest.

         Mr. Shirley has an agreement, effective October 7, 1998, and expiring in the year 2001, obligating the Company to pay him $175,000 in a lump sum, in the event his employment is terminated following a change of control.

     Compensation of Directors

         Under the Company's standard arrangements, each non-employee director of the Company receives an annual director's fee of $20,000, payable $5,000 each quarter, $1,000 for attendance at Board meetings, and $500 for attendance at committee meetings. In addition non-employee common directors are granted options for 3,000 shares of Common Stock annually. All directors are reimbursed for out-of-pocket expenses incurred to attend meetings. Employee directors and preferred directors of the Company do not receive any additional compensation for services as a director.

     Compensation Committee Interlocks and Insider Participation

         None of the Compensation Committee members are or were officers or employees of the Company or any of its subsidiaries.

                      REPORT OF THE COMPENSATION COMMITTEE

Board Compensation Committee Report on Executive Compensation

         General. The Compensation Committee's compensation philosophy relative to the Company's executive officers is to provide a compensation program that is intended to attract and retain qualified executives for the Company and to provide them with incentive to achieve Company goals and increase stockholder value. This philosophy is implemented by establishing salaries, cash and stock bonuses, and stock option programs.

         Salaries. The Compensation Committee's policy is to provide salaries that are competitive with those of similar executive officers in similar companies. The Compensation Committee determines comparable salaries through Company research and the research of consultants concerning the salaries paid by the Company's competitors.

         Bonuses. The Compensation Committee's policy is to provide a significant portion of executive officers' total compensation through annual bonuses as incentives to achieve the Company's financial and operational goals and increase stockholder value. The Company's bonus arrangements for its executive officers are intended to make a major portion of each executive officer's compensation dependent on the Company's overall performance.

         Stock Options. The Compensation Committee's policy is to award stock options to the Company's officers in amounts reflecting the participant's position and ability to influence the Company's overall performance. Options are intended to provide participants with an increased incentive to make contributions to the long-term performance and growth of the Company, to join the interests of participants with the interests of stockholders of the Company, and to attract and retain qualified employees. The Compensation Committee's policy has generally been to grant options with terms of five to ten years (in certain cases, with portions exercisable over shorter periods) to provide a long-term incentive and to fix the exercise price of the options at the fair market value of the underlying shares on the date of grant. Such options only have value if the price of the underlying shares increases above the exercise price.

         Stock options granted to executive officers of the Company in 1999 consisted of options for 100,000 and 50,000 issued to Mr. Yeonas and Mr. Giusti, respectively. These options were granted on August 17, 1999 at a strike price of $1.59375 per share.

1999 Compensation Decisions Regarding the President and Chief Executive Officer.

         Compensation paid to Mr. Yeonas was in accordance with his employment agreement, which was authorized by the Compensation Committee in 1997 and modified in 1998 and 1999. A bonus of $262,500 was paid to Mr. Yeonas for the fiscal year 1999 under a formula, based on the Company's performance relative to a plan approved by the Board. The 1999 bonus reflects attainment of 100% of the 1999 plan. In addition, he was paid $7,290 associated with the replacement of a previously issued stock grant.

                                            COMPENSATION COMMITTEE


                                            William A. Shutzer, Chairman
                                            Mark L. Fine
                                            Linda H. Lewis

Comparative Stock Performance

         The graph below compares cumulative total stockholder return on the Common Stock during the period from May 16, 1996 (the date on which the Common Stock commenced trading) with the cumulative total return over the same period of (ii) the Standard & Poor's 500 Index and (ii) a peer group of publicly-traded companies selected by the Company for purposes of this comparison (the "Peer Group")**. This graph assumes the investment of $100 at the close of trading on May 16, 1996 in the Common Stock, the Standard & Poor's 500 Index and the Peer Group and assumes reinvestment of dividends.

                            COMPARATIVE TOTAL RETURNS
           The Fortress Group, Inc., Standard & Poor's 500, Peer Group
               (Performance results from 5/16/96 through 12/31/99)


                                    [CHART]


                        STARTING
                         BASIS
    DESCRIPTION         5/16/96         1996        1997        1998        1999
    -----------         -------         ----        ----        ----        ----

FORTRESS GROUP (%)                    -33.33      -29.05      -41.08      -72.48
FORTRESS GROUP ($)       $100.00      $66.67      $47.30      $27.87       $7.67

S & P 500 (%)                          15.00       33.36       28.58       21.04
S & P 500 ($)            $100.00     $115.00     $153.36     $197.20     $238.69

PEER GROUP ONLY (%)                    15.40       54.51       27.14      -28.38
PEER GROUP ONLY ($)      $100.00     $115.40     $178.30     $226.70     $162.36

NOTE: Data complete through last fiscal year.


Source:  Zacks Investment Research, Inc.

__________
**The peer group includes the following companies: Beazer Homes USA, Inc., DR
  Horton, Inc., Engle Homes, Inc., Kaufman and Broad Home Corporation, Pulte Corporation, Toll Brothers, Inc., Zaring Homes, Inc., M/I Schottenstein Homes, Inc., Centex Corporation, Continental Homes, Hovnanian Enterprises, Inc., M.D.C. Holdings, Inc., The Ryland Group, Inc. and U.S. Home Corporation.

                            III. CERTAIN TRANSACTIONS

         The Company's Genesee subsidiary ("Genesee") leases its administrative office space from RS Investments III, LLC of which Mr. Short is the manager and holds a 33.3% beneficial ownership interest (25.4% personally held and 7.9% held by family members). In 1999, the Company made lease payments of approximately $130,000 to RS Investments III, LLC. The Company's Christopher Homes subsidiary ("Christopher") and Fortress Mortgage's Nevada division lease administrative office space in a building owned 50.96% by Mr. Stuhmer and 49.04% by Towne Center L.P. Towne Center L.P. is owned 98% by a Stuhmer Family Trust and 2% by
J. Christopher Stuhmer, Inc. The Company made lease payments of $250,044 in 1999 for occupying space in this building.

         On September 10, 1999, Christopher entered into an agreement with Southern Highlands/Christopher Homes I, LLC, a Nevada limited liability company ("Southern Highlands"), to manage the entity's development of approximately 43 acres of land located in Clark County, Nevada (the "Southern Highlands Development"). Mr. Stuhmer holds a 50% equity interest in Southern Highlands, subject to certain return of capital and preferred return provisions benefiting his partner. Christopher is entitled to a management fee equal to 10.5% of the revenues generated from sales of lots and residences constructed in the Southern Highlands Development. There were no payments made during 1999 under this agreement.

         On January 6, 2000, Mr. Stuhmer entered into a consulting agreement with Christopher pursuant to which he assists it in fulfilling its management duties under the agreement with Southern Highlands, described above. Under the consulting agreement Mr. Stuhmer is entitled to the following fees: $4,500 cash per month, commencing April 15, 2000, and 1 1/2% of the revenues generated from sales of lots and residences constructed in the Southern Highlands Development. In addition the Company provides Mr. Stuhmer office space having a value of approximately $1,000 per month. In return, Mr. Stuhmer agreed to divide with Christopher his share of the net profits under the Southern Highlands operating agreement on a 65% (Christopher) - 35% (Mr. Stuhmer) basis. The consulting agreement has a one year term, renewable at the option of Mr. Stuhmer.

         On February 29, 1999, Christopher entered into an agreement with Bellacere, LLC, a Nevada limited liability company ("Bellacere"), to manage the entity's development of approximately 36 acres of land located in Clark County, Nevada (the "Bellacere Development"). Mr. Stuhmer holds a 50% equity interest in Bellacere, subject to certain return of capital provisions benefiting his partner. Christopher is entitled to a management fee equal to 12.0% of the revenues generated from sales of lots and residences constructed in the Bellacere Development. During 1999 Christopher reported approximately $216,000 in fees under this agreement and had a receivable of approximated $516,000 due from Bellacere at year end.

         On January 6, 2000, Mr. Stuhmer entered into a consulting agreement with Christopher pursuant to which he assists it in fulfilling its management duties under the agreement with Bellacere, described above. Under the consulting agreement Mr. Stuhmer is entitled to a fee equal to 2% of the revenues generated from sales of lots and residences constructed in the Bellacere Development. In return, Mr. Stuhmer agreed to divide with Christopher his share of the net profits under the Bellacere operating agreement on a 80% (Christopher) - 20% (Mr. Stuhmer) basis. The consulting agreement has a one year term, renewable at the option of Mr. Stuhmer.

         In 1999 Genesee acquired 24 finished lots in the ordinary course of business from The Genesee Company / Boyd Lake LLC ("Boyd Lake") at a cost of $1,151,700. Additionally, Genesee received approximately $175,000 under a management agreement with this entity. Mr. Short, or members of his family, own 80% of the equity of Boyd Lake. In 2000 it is proposed that Genesee will acquire approximately 12 finished lots in the ordinary course of business at a cost of $624,000 from The Genesee Company / Horseshoe Lake LLC ("Horseshoe Lake"). During 1999 Genesee received approximately $55,000 under a management agreement with Horseshoe Lake. Mr. Short owns 85.5% of the equity of Horseshoe Lake.

         In December 1999 Genesee entered into a financing transaction with RS Investments/Stonebridge, LLC ("Stonebridge"), an entity of which Mr. Short owns a 20% equity interest. Genesee conveyed 83 improved lots to Stonebridge for $5.3 million, equal to Genesee's cost, using the cash sale price to pay off debt associated with these lots. Simultaneously, Genesee acquired an option from Stonebridge to reacquire the lots over a period of approximately eighteen months for $5.3 million plus interest at the rate of 17% per annum.

         In September 1999 Genesee entered into a financing transaction with RS Investments VI, LLC ("Investments VI"), an entity in which Mr. Short owns a 30.5% equity interest. Investments VI owns approximately 204 acres of unimproved real estate, and it has contracted with Genesee to improve the real estate for use as a residential community ("Development Agreement"). Genesee's fee for constructing the improvements is a negotiated amount representing its anticipated out-of-pocket costs plus an amount for overhead (the "Development Cost"). Simultaneous with the execution of the Development Agreement, Genesee acquired a fourteen-month option from Investments VI to acquire the entitled lots for $5.1 million. The option price is the sum of Investments VI's cost to acquire the 204 acres, the Development Cost, and a cost to carry at the rate of 17% per annum. Genesee loaned Investments VI $2.1 million in September 1999 for a period of sixty days to facilitate its purchase of the 204 acres. The loan carried interest at the rate of 17% per annum and was paid in full on a timely basis.

         During 1999, the Company's Brookstone Homes subsidiary ("Brookstone") purchased 35 developed lots, with a total purchase price of approximately $631,000 from Riverwood Properties ("Riverwood"), pursuant to agreements related to the acquisition of Brookstone. Riverwood is wholly owned by Mr. Giusti. Brookstone also placed deposits totaling $151,000 with Riverwood for options to purchase future lots. In addition, Brookstone purchased 4 lots, with a total purchase price of $82,000 from Watertown LLC, which is 50% owned by Riverwood.

         In January 2000, the Company received notification from David Hutson pursuant to a Schedule 13-G filing that effective January 13, 2000 he had become the owner of more than 5% of the Company's common stock. The Company's subidiary, Fortress Homes and Communities of Florida ("Fortress Florida"), acquires land and building materials from companies owned by David Hutson. These agreements, which relate to the 1997 acquisition of DW Hutson Construction by the Company, provide for an option on lots developed by Hutson Land Company and for the supply of certain building materials from Southeastern Supply. At December 31, 1999 the Company had deposits of approximately $1.1 million with Hutson Land related to the future acquisition of lots.

                                IV. OTHER MATTERS

Relationship with Independent Accountants

         PricewaterhouseCoopers LLP served as the independent accountants for the Company and its subsidiaries for 1999 and has reported on the Company's consolidated financial statements included in the Annual Report of the Company which accompanies this proxy statement. On April 14, 2000 the Board, which appoints the Company's independent accountants, dismissed PricewaterhouseCoopers LLP and appointed Ernst & Young LLP as the independent accountants for 2000 upon recommendation of the Audit Committee. In connection with this change and for the last two fiscal years and through April 14, 2000; (a) there were no disagreements with PricewaterhouseCoopers on matters of accounting principles or practices, financial statement disclosure or audit scope or procedure which, if unresolved, would have led to reference in the accountants report on the financial statements, (b) the reports of PricewaterhouseCoopers contained no adverse opinion, disclaimer, or qualification of opinion, and (c) there were no reportable events ( as defined in Regulation S-K Item 304 (a) (1) (v)). In addition the Company has not in the last two fiscal years and through April 14, 2000 consulted Ernst & Young LLP regarding either; (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to the Company or oral advice was provided that Ernst & Young LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue: or (b) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

         Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement at the meeting if they desire to do so. Their representatives will also be available to respond to appropriate questions. Representatives of PricewaterhouseCoopers are not expected to attend the Annual Meeting.

Other Proposals

         Neither the Company nor the members of its Board intend to bring before the Annual Meeting any matters other than those set forth in the Notice of Annual Meeting of Stockholders, and they have no present knowledge that any other matters will be presented for action at the meeting by others. If any other matters properly come before such meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment.

2001 Annual Meeting

         Stockholders may present proposals to be considered for inclusion in the proxy statement relating to the next Annual Meeting, provided they are received by the Company no later than December 15, 2000 and are in compliance with applicable laws and Securities and Exchange Commission regulations.


                                            By Order of the Board of Directors



                                            GEORGE C. YEONAS
                                            PRESIDENT

Dated:  April 21, 2000

                            THE FORTRESS GROUP, INC.

         PROXY SOLICITED BY THE BOARD OF DIRECTORS OF THE FORTRESS GROUP
                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 24, 2000

     The undersigned does hereby appoint George C. Yeonas and Jeffrey W. Shirley or any one of them acting in the absence of the other, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held May 24, 2000, and any adjournments thereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE OF THIS PROXY CARD.
                                        ----------------------------------------
                                         PLEASE VOTE, DATE AND SIGN ON REVERSE
                                          AND RETURN PROMPTLY IN THE ENCLOSED
                                                       ENVELOPE.
                                        ----------------------------------------

                                             PLEASE SIGN EXACTLY AS YOUR NAME
                                        APPEARS ON THIS PROXY. WHEN SIGNING AS
                                        ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                        TRUSTEE, OR GUARDIAN, PLEASE GIVE YOUR
                                        FULL TITLE. IF SHARES ARE HELD JOINTLY,
                                        EACH HOLDER SHOULD SIGN.

      HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?
---------------------------------------  ---------------------------------------
---------------------------------------  ---------------------------------------
---------------------------------------  ---------------------------------------

                                                                                               FOR      WITHHOLD     FOR ALL EXCEPT
1.  Election of Directors:                                                                     / /        / /             / /
          George C. Yeonas            Mark L. Fine
          Robert Short                William A. Shutzer
          J. Christopher Stuhmer

    NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's name. Your shares will be voted for the remaining nominees.

2. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

Mark box at right if an address change or comment has been noted on the reverse
side of this card.                                                          / /

The undersigned hereby acknowledges receipt of the notice of said Annual Meeting of Stockholders, the proxy statement relating thereto and the Annual Report for 1999.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such stock, and hereby ratifies and confirms all that said attorneys and proxies, or other substitutes, may do by virtue hereof. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all the powers of said attorneys and proxies.

The signature of stockholder should correspond exactly with the name stenciled hereon. Joint owners should sign individually. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.


--------------------------------------------------------------------------------
STOCKHOLDER SIGN HERE            DATE   CO-OWNER SIGN HERE              DATE